CUSIP No. 314308107

EXHIBIT 7.2

JOINT FILING AGREEMENT

Each of Inland American Real Estate Trust, Inc. and Inland Investment Advisors, Inc. hereby agrees that the Schedule 13D to which this Exhibit 7.2 is attached, including any amendments thereto, is filed jointly on behalf of each of them.

This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated: April 19, 2007	INLAND AMERICAN REAL ESTATE TRUST, INC.

/s/ Brenda G. Gujral
Brenda G. Gujral
President

Dated: April 19, 2007	INLAND INVESTMENT ADVISORS, INC.

/s/ Brenda G. Gujral
Brenda G. Gujral
Vice President